Exhibit A

SEASCAPE CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

I.         Standards of Conduct

           The policy of this firm is to comply with the rules of professional conduct that impose upon investment advisers and their employees an affirmative duty of honesty and good faith as well as reasonable care to avoid misrepresentations.  The adviser must act solely in the best interests of the investment adviser’s clients and must make full and fair disclosure of all material facts, particularly when the advisors interests may conflict with the client’s interests. In fulfilling these duties, each employee of this firm is expected to comply with applicable federal and state securities laws, including compliance with this Code of Ethics.

II.        Preserving Confidentiality of Client Information

           The policy of this firm is to comply with the rules of professional conduct that impose upon investment advisers and their employees a duty to preserve and protect confidential information about their securities recommendations and clients.  Client information should not be disclosed to any person outside of the firm unless authorized by the client or permitted or required by applicable law.  Further, in the case of highly sensitive or unusually significant information it should not be disclosed to persons within the firm other than those engaged in the representation of such clients or who otherwise have a legitimate need to know.  All information obtained in the course of employment should be regarded as confidential unless it is, beyond any doubt, widely known and is not detrimental or embarrassing to a client of the firm.
           The duty to preserve confidential information continues after a member of firm personnel is no longer associated with the firm.

           In order to implement the firm's policy and to safeguard confidential client information, the following should be observed:

           A.           The firm shall permit only those employees who are managing client assets or who are directly involved with the processing of client portfolio data to access a client’s personal financial information.

           B.           All firm personnel should refrain from discussing both the business and affairs of our clients with anyone outside of the firm unless authorized by the client.  In implementing the foregoing, the utmost care and circumspection must be used at all times.  Conversations in public places, such as restaurants, elevators and airplanes, should be limited to matters that do not pertain to information of sensitive or confidential nature.  All firm personnel should be sensitive to the risk of inadvertent disclosure and should, for example, in appropriate circumstances, refrain from the use of speakerphones to discuss confidential matters.

           C.           Documents being carried outside the office should be kept in envelopes or folders.

           D.           Good judgment and care must be exercised at all times to avoid unauthorized or improper disclosures, including, where appropriate, advising the recipient of such information of its confidential nature.

           E.           Envelopes or folders marked "personal" or "confidential" should only be opened by the addressee or by a Seascape employee duly authorized by the addressee.

           F.           As the firm grows, consideration should be given to limiting communication regarding a client’s personal financial information on a "need to know" basis.  The investment adviser in charge of a client matter should impose whatever security measures he or she deems reasonably necessary and appropriate under the circumstances to minimize the risk of inadvertent disclosure, including protecting the identity of the parties; maintaining in confidence the nature of the matter; keeping such information in a locked cabinet or drawer or other secure place; or, as necessary, limiting access to the files.  Further, where highly sensitive or unusually significant information is involved, the disclosure of which would cause harm or serious embarrassment, additional precautions should be taken (e.g., arranging for special handling of files; exercising extra caution in speaking on the telephone to avoid being overheard).  In selecting appropriate measures, the adviser should remember that the goal is to avoid communicating highly sensitive or unusually significant information to any person, without or, in certain cases, within the firm, who does not require access to the information in order for the firm effectively to represent the client.

III.       Policies Governing the Improper Use of Material Nonpublic Information

           All firm personnel are reminded that they may be subject to criminal violation if they trade in securities while in possession of material nonpublic information concerning the issuer of the securities or if they disclose such information to others who trade while in possession of it.  In recent years, the Securities and Exchange Commission has aggressively sought and prosecuted persons who traded on "inside information," as it is sometimes called, or who "tipped" other persons who traded on such information.  In response to calls for stiffer penalties for trading on material nonpublic information, Congress enacted the Insider Trading Sanctions Act of 1984 and the Insider Trading Securities Fraud Enforcement Act of 1988, which allow the courts to impose fines of up to three times the profit gained or loss avoided on such transactions.  In egregious cases, criminal prosecution is probable.  In addition, in certain cases, the firm itself may be subject to civil and criminal sanctions if employees engage in illegal insider trading.

           The firm has adopted the following policies with respect to insider trading by firm personnel:

           A.           Information Presumed to be "Material."

           In general, information is "material" if its disclosure to the public would affect investors' decisions to purchase or sell the securities of the issuer in question.  Although not designed to be an all-inclusive list, information concerning the following events should, in most cases, be presumed to be "material":

                   (i)    Increases or decreases in dividends;

                  (ii)    Declarations of stock splits and stock dividends;

                 (iii)    Financial forecasts, especially estimates of earnings;

                 (iv)           Changes in previously disclosed financial information;

                  (v)   Mergers, acquisitions, takeovers or sales of a controlling interest;

         (vi)   Proposed issuances of new securities;

        (vii)           Significant changes in operations;

       (viii)       Significant increases or declines in backlog orders or the award of a significant contract;

         (ix)    Significant new products to be introduced or significant technological developments;

                  (x)            Extraordinary borrowings;

                 (xi)            Major litigation;

                (xii)            Financial liquidity problems;

               (xiii)            Significant changes in management; and

               (xiv)            The purchase or sale of substantial assets.

           B.           Use of Material, Nonpublic Information by Firm Personnel.

           Firm personnel should not engage in or cause others to engage in transactions in an issuer’s securities when the employee possesses material information concerning the issuer that has not been made public.  When in doubt, the information involved should be presumed to be material and not to have been disclosed to the public.

C.	Non-Disclosure of Material, Nonpublic Information

           In order to avoid liability under the federal securities laws for disclosing (or "tipping") material, nonpublic information to another person who subsequently uses that information to his profit, firm personnel should not disclose such information to other persons, except for the disclosure that may be required hereunder to the Compliance Officer.

Procedure:  The Compliance Officer will frequently review all activity in the accounts of all access persons.  (See Compliance Manual.)

IV.  Personal Securities Trading

           A.           Personal Trading Procedures

Trades for the accounts of managers and employees in which such person has, or by reason of the transaction acquires, any direct or indirect beneficial interest may not be allocated in such a way that managers or employees own accounts or affiliated accounts receive more favorable treatment than clients’ accounts.
It is also possible that in certain cases a firm employee may desire to trade under a Rule 10b5-1 plan.  Such plans, established when the firm has no material nonpublic information and removing any discretion by the trader with respect to trading decisions, allow trading in securities under the instructions of the plan even if the trader later possesses material undisclosed information.  If an employee believes a Rule 10b5-1 plan would be appropriate for that employee’s situation, the employee should consult the Compliance Officer (or, if the Compliance Officer is the employee in question, James W. McCarthy).  If there are no objections to the concept of a plan in the particular situation, an acceptable 10b5-1 plan must then be prepared by the employee and approved by the Compliance Officer and James W. McCarthy.  After the 10b5-1 plan is approved, trading in accordance with the plan will not require further approval.

   B.           Policy on Security Ownership

In addition to the prohibitions contained in Article III hereof, it is the general policy of Seascape that no Access Person, except those whose accounts are managed on a discretionary basis by Seascape, shall have any direct or indirect beneficial ownership of any security which is also owned by any client account managed by Seascape as a result of a Seascape recommendation, provided that, such general policy shall not apply to the ownership of equity securities having a public float of at least Two Hundred Million Dollars ($200,000,000) or debt securities having a public float of at least Two Hundred Million Dollars ($200,000,000) in principal amount. Upon the discovery by Seascape or any Access Person that such Access Person has direct or indirect beneficial ownership of a security which is also owned by any account managed by Seascape, which is not excluded from the general policy by the proviso in the preceding sentence, such Access Person shall promptly report such fact to the Compliance Officer and may be required to divest himself or herself of such ownership if the Compliance Officer determines that any significant conflict of interest exists or potential conflict of interest may exist as a result of such ownership.

           C.           Reporting or Securities Transactions

In order to ensure our adherence to the strictest ethical standards and to ensure compliance with Rule 204-2(a)(12) of the 40 Act, the following persons shall be subject to the reporting provisions of Section IV.C hereof:  any member, officer or director of Seascape; any employee who manages client portfolios; any employee whom, in connection with his duties, obtains any information concerning which securities will be purchased in client portfolios prior to said purchase; any person in a control relationship to the investment adviser; any affiliated person of such controlling person; or any affiliated person of such affiliated person (each, an “Access Person”).

Every person subject to this Section IV.C shall report provide personal trading and securities information to the Compliance Officer, or her designee, as described in Section 5.1. (l) of the Compliance Manual to the extent that he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership of any security, other than in cases where such person has no direct or indirect influence or control.

V.       Violations of Code of Ethics

           Employees of the firm are encouraged to contact the Compliance Officer with questions that may arise relating to compliance with this Code of Ethics.

           Violations or suspected violations of the Compliance Officer shall be made by employees of the firm promptly upon their discovery or suspected existence.

Seascape Capital Management, LLC

Code of Ethics

ACKNOWLEDGMENT FORM

           This is to acknowledge that I have received a copy of the Seascape Capital Management, LLC Code of Ethics.  I further acknowledge that I have read, understand, and will adhere to the firm's policy as outlined in the policy statement.  I understand that I am governed by the contents of the policy statement, and that the firm may change, rescind or add to the policy described from time to time in its sole and absolute discretion with or without prior notice. The firm will advise employees of material changes within a reasonable time.

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Employee's or Manager’s (Signature)	Date

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Employee's or Manager’s Name (Print)

Please return the signed form to the Compliance Officer.